Exhibit 99.1

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     OCWEN
                                                  Ocwen Financial Corporation(R)
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FOR IMMEDIATE RELEASE                         FOR FURTHER INFORMATION CONTACT:
                                              William C. Erbey
                                              T: (561) 682-8520
                                              E: William.Erbey@Ocwen.com


              Ocwen Announces $300M Venture to Acquire Residential
                    MBS Lower Tranches and Mortgage Servicing

WEST PALM BEACH, Fla., March 9, 2007 (PRIME NEWSWIRE) -- Ocwen Financial Corporation (NYSE:OCN) today announced that it has obtained definitive commitments from affiliates of Angelo, Gordon & Co., Metalmark Capital, LLC and other lead investors to form and capitalize a new business, Ocwen Structured Investments, LLC ("OSI"). OSI will invest in the lower tranches and residuals of residential mortgage-backed securities, related mortgage servicing rights, ABX Index Protection and other similar assets.

Ocwen's Chairman and CEO, William C. Erbey, said "In the current environment of rising mortgage delinquencies, our new venture presents an exciting opportunity to leverage our superior loss mitigation capabilities and knowledge of collateral to generate attractive returns for the investment partners."

Ocwen, Angelo Gordon, Metalmark and other lead investors have committed to invest up to $250 million in OSI, and the total capital raised is expected to be $300 million. Investor interest in the business was very strong, and proposed commitments were substantially in excess of these amounts. Capital commitments are subject to being called by OSI at the board's discretion over the next 18 months.

Metalmark Capital Chairman and CEO Howard Hoffen noted that "Metalmark is excited about partnering with the leading independent servicer in the mortgage industry to create OSI, particularly during this period of industry dislocation and capital scarcity. Ocwen has continually demonstrated its ability to deliver superior servicing results, and we look forward to partnering with the company and working closely with Bill Erbey and his team to create significant value for all parties involved."

David Roberts, Senior Managing Director at Angelo-Gordon, said "We are excited about the opportunity to work with Ocwen on this venture and we believe that partnering with a world-class servicer such as Ocwen is essential in this challenging market environment."

"We look forward to working with our partners on the OSI board as active participants in the business," said Mr. Erbey.

Ocwen will provide a dedicated team responsible for managing OSI's portfolio under a long term management agreement. Ocwen is also entering into a long term subservicing agreement to service the mortgage servicing rights that are acquired from time to time by OSI.

Ocwen was advised by J.P. Morgan Securities Inc.

About Angelo Gordon & Co.:

Angelo, Gordon & Co. is a privately held investment management firm that was founded in 1988 to focus on alternative money management activities. The firm has approximately 150 employees, over half of whom are investment professionals, and approximately $12 billion in assets under management. The firm has offices in New York, London, Los Angeles, Hong Kong and Seoul.

About Metalmark Capital, LLC:

Metalmark Capital is a leading private equity firm established by the principals of Morgan Stanley Capital Partners (MSCP) to manage the Metalmark Capital and MSCP funds. Since 1986, the Metalmark Capital and MSCP funds have invested $7 billion of equity capital in over 100 companies in a broad range of industries, including their focus sectors of financial services, industrials, healthcare and natural resources. For more information on Metalmark Capital, please visit www.metalmarkcapital.com.

About Ocwen Financial Corporation:

Ocwen Financial Corporation is a leading provider of servicing and origination processing solutions to the loan industry with headquarters in West Palm Beach, Florida, offices in Orlando, Florida, Lisle, Illinois and Atlanta, Georgia and global operations in Canada, Germany, India and Taiwan. We make our clients' loans worth more by leveraging our superior processes, innovative technology and high-quality, cost-effective global human resources. Additional information is available at www.ocwen.com.